                                 AMENDMENT NO. 1

                                       TO

                                   FORM 8-B/A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

             REGISTRATION OF SECURITIES OF CERTAIN SUCCESSOR ISSUERS
                     FILED PURSUANT TO SECTION 12(b) OR (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              ITT Industries, Inc.
  ---------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Indiana                                         13-5158950
-----------------------------            ---------------------------------------
(State or other Jurisdiction                      (I.R.S. Employer
of incorporation or                                Identification No.)
organization)

                 Four West Red Oak Lane, White Plains, NY 10604
--------------------------------------------------------------------------------
               (Address of principal executive offices)          (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

                                   Name of each exchange
Title of each class                on which each class
to be so registered                is to be registered
-------------------                -------------------
Common Stock                       New York Stock
                                   Exchange, Inc.
                                   (also on Pacific Stock
                                   Exchange)

8 7/8% Senior Debentures           New York Stock
                                   Exchange, Inc.

     Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.  General Information.

                  (a) ITT Industries, Inc. ("ITT Industries") was organized as a corporation under the laws of the State of Indiana on September 5, 1995 under the name "ITT Indiana, Inc."

                  (b)  The fiscal year of the ITT Industries ends on December
31.

Item 2.  Transaction of Succession.

                  (a) ITT Corporation, a Delaware corporation, was the predecessor corporation which had securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 at the time of succession.

                  (b) The transaction of succession is summarized under the captions "Proxy Statement Summary--The Distribution" and "Proxy Statement Summary--The Reincorporation of ITT" and described in greater detail under the captions "The Distribution" and "The Reincorporation of ITT" in the ITT Corporation Notice of Special Meeting and Proxy Statement dated August 30, 1995 included herewith as Exhibit B (the "Proxy Statement") and such sections are incorporated herein by reference.

Item 3.  Securities to be Registered.

                  (a) As to the shares of common stock, par value $1.00 per share, of ITT Industries ("ITT Industries Common Stock") being registered, as of December 14, 1995, there were (i) 200,000,000 shares authorized, (ii) 116,967,739 shares issued and (iii) 28,180,269 shares issued which were held by or for the account of ITT Industries.

                  (b) As to the 8 7/8% Senior Debentures due June 15, 2003 (the "Senior Debentures") being registered, as of December 14, 1995, there were (i) $1,438,000 in aggregate principal amount of the debentures authorized and issued and (ii) $0 in aggregate principal amount of the debentures issued which were held by or for the account of ITT Industries.

Item 4.  Description of Registrant's Securities to Be Registered.

                  (a) The information required by this Item 4 in respect of the ITT Industries Common Stock is set forth under the caption "Description of ITT Industries Capital Stock" of the Proxy Statement and such section is incorporated herein by reference.

                  (b) The information required by this Item 4 in respect of the Senior Debentures is set forth under the caption "Description of Debentures" of ITT Financial Corporation's ("ITT Financial") Prospectus dated June 22, 1978 contained in the Registration Statement of ITT Financial (Reg. No. 2-61822) and such section is incorporated herein by reference.

Item 5.      Financial Statements and Exhibits.

         (a) Pursuant to Instruction (a), no financial statements are required to be filed as part of this registration statement.

         (b) The following documents are filed as exhibits hereto:

         Exhibits
         Required
        by Form 8-B                        Description
        -----------                        ------------
             A                Agreement and Plan of Merger dated as of
                              November 1, 1995 between ITT Corporation
                              and ITT Indiana, Inc. *

             B                ITT Corporation Notice of Special Meeting and
                              Proxy Statement dated August 30, 1995 (filed with the Securities and Exchange Commission on September 21, 1995 and incorporated herein by reference) (File
                              No. 1-5627) *

         Exhibits
         Required
        by Form 10                         Description
        ----------                         -----------
            3.1               Articles of Incorporation of ITT Indiana,
                              Inc. *

            3.2               By-laws of ITT Indiana, Inc. *

            4.1               Specimen Common Share certificate *

         Exhibits
         Required
        by Form 10                         Description
        ----------                         -----------
            4.2               Articles of Incorporation of ITT Indiana,
                              Inc. (filed as Exhibit 3.1 hereto) *

            4.3               By-laws of ITT Indiana, Inc. (filed as
                              Exhibit 3.2 hereto) *

            4.4               Rights Agreement dated as of November 1,
                              1995 between ITT Indiana, Inc. and The
                              Bank of New York, as Rights Agent *

            4.5               Form of Articles of Amendment Setting Forth the
                              Designations, Voting Powers, Preferences and
                              Relative, Participating, Optional and Other
                              Special Rights and Qualifications, Limitations or
                              Restrictions of Series A Participating Cumulative
                              Preferred Stock of ITT Indiana, Inc. (attached as
                              Exhibit A to the Rights Agreement filed as Exhibit
                              4.4 hereto) *

            4.6               Form of Right Certificate (attached as
                              Exhibit B to the Rights Agreement filed as
                              Exhibit 4.4 hereto) *

            4.7               Agreement to furnish instruments upon
                              request by the Securities and Exchange
                              Commission (incorporated by reference to
                              ITT Corporation's Form 10-K for the fiscal year ended December 31, 1994) (File No. 1-
                              5627) *

           10.1               Distribution Agreement among ITT
                              Corporation, ITT Destinations, Inc. and
                              ITT Hartford Group, Inc. *

           10.2               Intellectual Property License Agreement
                              between and among ITT Corporation, ITT
                              Destinations, Inc. and ITT Hartford Group,
                              Inc. *

           10.3               Form of Tax Allocation Agreement among ITT
                              Corporation, ITT Destinations, Inc. and
                              ITT Hartford Group, Inc. *

           10.4               Trademark Assignment Agreement between ITT
                              Corporation and ITT Destinations, Inc. *

         Exhibits
         Required
        by Form 10                         Description
        ----------                         -----------
           10.5               License Assignment Agreement between ITT
                              Corporation and ITT Destinations, Inc.  *

           10.6               Trade Name and Service Mark License
                              Agreement between ITT Corporation and ITT
                              Hartford Group, Inc. *

           10.7               Employee Benefit Services and Liability
                              Agreement among ITT Corporation, ITT
                              Destinations, Inc. and ITT Hartford Group,
                              Inc. *

           10.8               364-Day Competitive Advance and Revolving Credit
                              Facility Agreement dated as of November 10, 1995 among ITT Industries, Inc., the Lenders named therein, and Chemical Bank, as Administrative
                              Agent *

           10.9               Five-Year Competitive Advance and
                              Revolving Credit Facility Agreement dated as of November 10, 1995 among ITT
                              Industries, Inc., the Lenders named
                              therein and Chemical Bank, as
                              Administrative Agent *

           10.10 Form of 1996 ITT Corporation Restricted Stock Plan for Non-Employee Directors (attached as Annex G to the ITT Corporation Notice of Special Meeting and
                              Proxy Statement filed as Exhibit B hereto) *

           10.11              Form of indemnification agreement with
                              members of the Board of Directors
                              (incorporated by reference to ITT
                              Corporation's Form SE dated March 28, 1988
                              (CIK No. 216228) relating to ITT
                              Corporation's Form 10-K for the fiscal
                              year ended December 31, 1987) (File No. 1-
                              5627) *

           10.12              ITT Corporation 1994 Incentive Stock Plan
                              (incorporated by reference to ITT
                              Corporation's Registration Statement on
                              Form S-8) (Reg. No. 33-53771) *

         Exhibits
         Required
        by Form 10                         Description
        ----------                         -----------
           10.13              ITT Corporation 1986 Incentive Stock Plan
                              (incorporated by reference to ITT
                              Corporation's Registration Statement on
                              Form S-8) (Reg. No. 33-5412) *

           10.14              ITT Corporation 1977 Stock Option
                              Incentive Plan (incorporated by reference to ITT Corporation's Registration
                              Statement on Form S-8) (Reg. No. 33-
                              5412) *

           10.15              ITT Industries, Inc. Senior Executive
                              Severance Pay Plan *

           10.16              Form of D. Travis Engen employment
                              agreement *

            21                Subsidiaries of ITT Industries, Inc.  *





-------------------------

         * Previously filed

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

   ITT INDUSTRIES, INC.

   By:  /s/ Robert W. Beicke
       -------------------------
      Name:  Robert W. Beicke
      Title: Vice President

   Dated: February 5, 1996

         Exhibits
         Required
        by Form 8-B                        Description
        -----------                        -----------
             A                Agreement and Plan of Merger dated as of
                              November 1, 1995 between ITT Corporation
                              and ITT Indiana, Inc. *

             B                ITT Corporation Notice of Special Meeting and
                              Proxy Statement dated August 30, 1995 (filed with the Securities and Exchange Commission on September 21, 1995 and incorporated herein by reference) (File
                              No. 1-5627) *

         Exhibits
         Required
        by Form 10                         Description
        ----------                         -----------
            3.1               Articles of Incorporation of ITT Indiana,
                              Inc. *

            3.2               By-laws of ITT Indiana, Inc. *

            4.1               Specimen Common Share certificate *

            4.2               Articles of Incorporation of ITT Indiana,
                              Inc. (filed as Exhibit 3.1 hereto) *

            4.3               By-laws of ITT Indiana, Inc. (filed as
                              Exhibit 3.2 hereto) *

            4.4               Rights Agreement dated as of November 1,
                              1995 between ITT Indiana, Inc. and The
                              Bank of New York, as Rights Agent *

            4.5               Form of Articles of Amendment Setting Forth the
                              Designations, Voting Powers, Preferences and
                              Relative, Participating, Optional and Other
                              Special Rights and Qualifications, Limitations or
                              Restrictions of Series A Participating Cumulative
                              Preferred Stock of ITT Indiana, Inc. (attached as
                              Exhibit A to the Rights Agreement filed as Exhibit
                              4.4 hereto) *

            4.6               Form of Right Certificate (attached as
                              Exhibit B to the Rights Agreement filed as
                              Exhibit 4.4 hereto) *

         Exhibits
         Required
        by Form 10                         Description
        ----------                         -----------
            4.7               Agreement to furnish instruments upon
                              request by the Securities and Exchange
                              Commission (incorporated by reference to
                              ITT Corporation's Form 10-K for the fiscal
                              year ended December 31, 1994) (File No. 1-
                              5627) *

           10.1               Distribution Agreement among ITT
                              Corporation, ITT Destinations, Inc. and
                              ITT Hartford Group, Inc. *

           10.2               Intellectual Property License Agreement
                              between and among ITT Corporation, ITT
                              Destinations, Inc. and ITT Hartford Group,
                              Inc. *

           10.3               Form of Tax Allocation Agreement among ITT
                              Corporation, ITT Destinations, Inc. and
                              ITT Hartford Group, Inc. *

           10.4               Trademark Assignment Agreement between ITT
                              Corporation and ITT Destinations, Inc. *

           10.5               License Assignment Agreement between ITT
                              Corporation and ITT Destinations, Inc. *

           10.6               Trade Name and Service Mark License
                              Agreement between ITT Corporation and ITT
                              Hartford Group, Inc. *

           10.7               Employee Benefit Services and Liability
                              Agreement among ITT Corporation, ITT
                              Destinations, Inc. and ITT Hartford Group,
                              Inc. *

           10.8               364-Day Competitive Advance and Revolving Credit
                              Facility Agreement dated as of November 10, 1995
                              among ITT Industries, Inc., the Lenders named
                              therein and Chemical Bank, as Administrative Agent
                              *

           10.9               Five-Year Competitive Advance and
                              Revolving Credit Facility Agreement dated as of November 10, 1995 among ITT
                              Industries, Inc., the Lenders named
                              therein and Chemical Bank, as
                              Administrative Agent *

         Exhibits
         Required
        by Form 10                         Description
        ----------                         -----------
           10.10              Form of 1996 ITT Corporation Restricted Stock Plan
                              for Non-Employee Directors (attached as Annex G to
                              the ITT Corporation Notice of Special Meeting and
                              Proxy Statement filed as Exhibit B hereto) *

           10.11              Form of indemnification agreement with
                              members of the Board of Directors
                              (incorporated by reference to ITT
                              Corporation's Form SE dated March 28, 1988
                              (CIK No. 216228) relating to ITT
                              Corporation's Form 10-K for the fiscal
                              year ended December 31, 1987) (File No. 1-
                              5627) *

           10.12              ITT Corporation 1994 Incentive Stock Plan
                              (incorporated by reference to ITT
                              Corporation's Registration Statement on
                              Form S-8) (Reg. No. 33-53771) *

           10.13              ITT Corporation 1986 Incentive Stock Plan
                              (incorporated by reference to ITT
                              Corporation's Registration Statement on
                              Form S-8) (Reg. No. 33-5412) *

           10.14              ITT Corporation 1977 Stock Option
                              Incentive Plan (incorporated by reference to ITT Corporation's Registration
                              Statement on Form S-8) (Reg. No. 33-
                              5412) *

           10.15              ITT Industries, Inc. Senior Executive
                              Severance Pay Plan *

           10.16              Form of D. Travis Engen employment
                              agreement *

            21                Subsidiaries of ITT Industries, Inc.  *




------------------------

         * Previously filed